October 5, 2007

Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, New York 11042

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to 18,400,000 depositary shares (the “Depositary Shares”), collectively representing 184,000 shares (the “Shares”) of 7.75% Class G Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company (the “Class G Preferred Stock”), covered by the Registration Statement on Form S-3 (Registration No. 333-133908) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), including the related form of prospectus in the form in which it was transmitted to the Commission (collectively, the “Registration Statement”), a Preliminary Prospectus Supplement, dated October 1, 2007 (the “Preliminary Prospectus Supplement”), and a Prospectus Supplement, dated October 2, 2007 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	The Registration Statement;

2.	The Preliminary Prospectus Supplement;

3.	The Prospectus Supplement;

4.            The Underwriting Agreement, dated October 2, 2007 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, RBC Dain Rauscher Inc., Deutsche Bank Securities Inc., Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Incorporated (collectively, the “Underwriters”);

5.            The Terms Agreement, dated October 2, 2007 (the “Terms Agreement”), by and among the Company and the Underwriters;

Kimco Realty Corporation
October 5, 2007

6.            The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

7.            A draft of the Articles Supplementary relating to the Class G Preferred Stock (the “Class G Articles Supplementary”), in the form to be filed with the SDAT;

8.            The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

9.            Resolutions adopted by the Board of Directors of the Company and by a duly authorized Pricing Committee thereof relating to the registration and issuance of the Shares and the Depositary Shares and the filing of the Registration Statement and the Prospectus Supplement (the “Resolutions”), certified as of the date hereof by an officer of the Company;

10.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

11.          A certificate executed by an officer of the Company, dated as of the date hereof; and

12.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Kimco Realty Corporation
October 5, 2007

5.            The Shares will not be issued in violation of any restriction or limitation contained in paragraph (F) of the Class G Articles Supplementary.

6.            The Class G Articles Supplementary will be filed with and accepted for record by the SDAT prior to the issuance of the Class G Preferred Stock.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Shares and the Depositary Shares have been duly authorized.

3.            When and if the Shares are issued and delivered in accordance with the Charter, the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Terms Agreement and the Resolutions, the Shares will be (assuming that, upon issuance, the total number of shares of Class G Preferred Stock issued and outstanding will not exceed the total number of shares of Class G Preferred Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such mater. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Kimco Realty Corporation
October 5, 2007

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to the Company for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K filed the date hereof and to the use of the name of our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP